Advanced Series Trust
For the annual period ended 12/30/09
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.  Name of Fund:
  Advanced Series Trust -Goldman Sachs Mid Cap Growth Portfolio

1.  Name of Issuer:  Northern Trust Corp

2.  Date of Purchase:  April 28, 2009

3.  Number of Securities Purchased:  15,000,000

4.  Dollar Amount of Purchase:  $750,000,000

5.  Price per Unit:  $50.00

6.  Name(s) of Underwriter(s) or Dealer(s) from whom purchased:
Goldman Sachs & Co.

7.  Other Members of the Underwriting Syndicate:
Morgan Stanley & Co. Incorporated, UBS Securities LLC.